SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*

                                   Ansan, Inc
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                     036338
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 4 Pages

-----------------                                              -----------------
CUSIP No.  036338                     13G                      Page 2 of 4 Pages
-----------------                                              -----------------

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1    NAME OF REPORTING PERSON    Titan Pharmaceuticals, Inc.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON     94-3171940

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  |_|

                                                               (b)  |_|

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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

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  NUMBER OF         5    SOLE VOTING POWER

   SHARES
                 ---------------------------------------------------------------

BENEFICIALLY        6    SHARED VOTING POWER

  OWNED BY
                 ---------------------------------------------------------------

    EACH            7    SOLE DISPOSITIVE POWER

  REPORTING
                 ---------------------------------------------------------------

   PERSON           8    SHARED DISPOSITIVE POWER

    WITH
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     |_|

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

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12   TYPE OF REPORTING PERSON*

     CO

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SEC 174__ (6-__)                      *  SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 of 4 Pages

Item 1(a).       Name of Issuer :

                 Ansan, Inc.

Item 1(b).       Address of Issuer's Principal Executive Offices:

                 400 Oyster Point Boulevard
                 Suite 435
                 San Francisco, CA  94080


Item 2(a).       Name of Person Filing:

                 See item 1 on page 2

Item 2(b).       Address of Principal Business Office or if none, Residence:

                 See item 1(b) above

Item 2(c).       Citizenship:

                 See item 4 on page 2

Item 2(d).       Title of Class of Securities:

                 Common Stock, $.001 par value

Item 2(e).       CUSIP Number:

                 036338

Item 3.          Not Applicable

Item 4.          Ownership

                 Not Applicable

Item 5.          Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ]

Item 6.          Ownership of More than Five Percent on Behalf of Another Person

                 Not Applicable

Item 7. Identification and Classification of Subsidiary Which Acquired the Securities

                 Not Applicable

Item 8.          Identification and Classification of Members of the Group

                 Not Applicable

Item 9.          Notice of Dissolution of Group

                 Not Applicable

Item 10.         Certification

                 Not Applicable

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

December 11, 1997

         Titan Pharmaceuticals, Inc.

By:      /s/Sunil Bhonsle
         ---------------------------------------
         Sunil Bhonsle, Executive Vice President